EXHIBIT I



September 29, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Part 3 included in the Form 12b-25 dated September 29, 1995, of The Aristotle Corporation (Commission File Number 0-14669) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP
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